Exhibit 15.1

EXHIBIT 15.1 – LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

In accordance with standards established by the Public Company Accounting Oversight Board, we have made a limited review of the financial data as of September 30, 2007, and for the three and nine month periods ended September 30, 2007 and 2006 (the “Report”) presented in the InterSearch Group, Inc. (the “Company”) Form 10-QSB for the quarter ended September 30, 2007.

We are aware of the incorporation by reference of our Report in the following registration statements:

(1) Registration Statement on Form S-8 (File No. 333-137592) pertaining to the Company’s 2004 Equity Incentive Plan and the Company’s 2005 Equity Incentive Plan; and

(2) Prospectus Supplement pertaining to the Company’s Registration Statement on Form SB-2 (No. 333-137242).

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
November 14, 2007